CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 Amendment #2 of our report dated December 2, 2014 with respect to the audited financial statements of Crypto Services, Inc. for the period from March 21, 2014 (Inception) through August 1, 2014.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

March 5, 2015